Exhibit 99.1

Press Release

Action Products International Announces Departure of Chief Financial Officer and Appointment of Chief Financial Office

ORLANDO, Fla. — Action Products International, Inc. (NASDAQ-CM:APII), a leading toy designer and manufacturer of educational and positive, non-violent branded toys for pre-school children through pre-teens, today announced that on September 8, 2006 the Company’s Chief Financial Officer, John Oliver, resigned from his employment. Mr. Oliver is to be paid his salary through September 8, 2006, and no severance payments have been paid or are owed to him. On the same date, Mr. Ronald Kaplan, the Company’s Chief Executive, was appointed Chief Financial Officer. Mr. Kaplan will serve in this position until another chief financial officer is named.

Citing “personal reasons”, Mr. Oliver stated: “It has been a pleasure working with the Action Products International team, our customers, and our shareholders. I am returning home to the Atlanta Area, and my departure is in no way a reflection on the Action Products organization, its financial condition, or prospects. All of those remain strong. I have enjoyed working closely with CEO Ron Kaplan and I do remain confident the Company will enjoy much success.”

Mr. Kaplan stated: “In concert with our objective to right-size our expenses back in line with 2006 sales performance; we thank and wish the best to John for the past year of service and the many operating improvements implemented to better serve our customers. Over past year we have improved our company’s operating cash flows and enhanced customer service. This is in large part attributable to systems we implemented working closely with John’s in-house team. On the team we have excellent coverage in every area of accounting, banking, inventory, customer service, and information technology. VP Controller Denise Wooldridge, and I are already working closely together and are happy to have the support and confidence of our staff, Auditors and Audit Committee.”

About Action Products International, Inc.

Action Products International, Inc. (APII) based in Orlando, Florida, is a toy manufacturer, emphasizing educational and positive play brands, including JAY JAY THE JET PLANE Wooden Adventure System, the I DIG® series, Space Voyagers® “The most authentic Space Toys on the Earth,” ToddWorld™ soft play toys, Climb@Tron™ window-climbing robots, Curiosity Kits® and IMADETHAT™. Its products are marketed and sold to toy stores, specialty retailers, Internet retailers, museums, zoos, theme parks, attractions, catalog companies and education markets in the United States and worldwide.

Visit the Company’s web site at www.apii.com and www.curiosity kits.com

Forward-Looking Statements

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contacts:

Media	Relations: Beth Swanson (407) 481-8007 x 7273

Investor Relations:	Kelly Black, Premier Funding & Financial Marketing Services (480) 649-8224
Email: kblack@premierfundingservice.com
Heather Kerwin Email: hkerwin@premierfundingservice.com